Exhibit 99.1

Cross Country Healthcare Sets the Record Straight on VDA OC Indictment Report:

DOJ indictment does not involve Cross Country Healthcare

BOCA RATON, Fla.--(BUSINESS WIRE)--March 31, 2021--Cross Country Healthcare, Inc. (NASDAQ: CCRN), today is refuting media reports which erroneously state that a subsidiary and an executive of Cross Country Healthcare were charged in an ongoing US Department of Justice antitrust probe. The charges against this individual and VDA OC do not involve Cross Country Healthcare or any of its executives, subsidiaries or divisions.

“Recent media reports inaccurately suggest that Cross Country Healthcare is involved in the charges brought last night against VDA OC and its former employee,” said Susan Ball, EVP, CAO and General Counsel. “We are immediately requesting a correction with media that have inaccurately included our company in the reporting on this.”

On March 30, a former employee of VDA OC, and VDA OC were indicted on conspiracy charges in violation of antitrust laws. As the Department of Justice release indicates, these events occurred October 2016 until July 2017 which was prior to the Cross Country Healthcare acquisition.

About Cross Country Healthcare

Cross Country Healthcare, Inc. (CCH) is a leader in providing total talent management including strategic workforce solutions, contingent staffing, permanent placement and other consultative services for healthcare clients. Leveraging nearly 35 years of expertise and insight, CCH solves complex labor-related challenges for clients while providing high-quality outcomes and exceptional patient care. As a multi-year Best of Staffing® Award winner, CCH is committed to excellence in delivery of its services and was the first public company to earn The Joint Commission Gold Seal of Approval® for Health Care Staffing Services Certification with Distinction.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

Contacts

Cross Country Healthcare, Inc.
Susan Ball, EVP, CAO and General Counsel
561.602.8666
sball@crosscountry.com